BARRETT BUSINESS SERVICES, INC.

                          -----------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                  May 12, 2005

                          -----------------------------

            You are invited to attend the annual meeting of stockholders of Barrett Business Services, Inc., to be held at the University Club located at 1225 S.W. Sixth Avenue, Portland, Oregon 97204, on Thursday, May 12, 2005, at 2:00 p.m., Pacific Time.

            Only stockholders of record at the close of business on March 25, 2005, will be entitled to vote at the meeting.

            The meeting is being held to consider and act upon the following matters:

            1. Election of directors.

            2. Such other business as may properly come before the meeting or any adjournments thereof.

            Please sign and date the accompanying proxy, and return it promptly in the enclosed postage-paid envelope to avoid the expense of further solicitation. If you attend the meeting, you may withdraw your proxy and vote your shares in person.

                                    By Order of the Board of Directors

                                    /s/ Michael D. Mulholland
                                    -------------------------
                                    Michael D. Mulholland
                                    Secretary

Portland, Oregon
April 12, 2005

                         BARRETT BUSINESS SERVICES, INC.
                            4724 S.W. Macadam Avenue
                             Portland, Oregon 97239
                                 (503) 220-0988



                                 PROXY STATEMENT
                       2005 ANNUAL MEETING OF STOCKHOLDERS



            This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors (the "Board") of Barrett Business Services, Inc. (the "Company"), to be voted at the annual meeting of stockholders to be held on May 12, 2005, and any adjournments thereof. The proxy statement and accompanying form of proxy were first mailed to stockholders on approximately April 12, 2005.

                 VOTING, REVOCATION, AND SOLICITATION OF PROXIES

            When a proxy in the accompanying form is properly executed and returned, the shares represented will be voted at the meeting in accordance with the instructions specified in the spaces provided in the proxy. If no instructions are specified, the shares will be voted FOR Item 1 in the accompanying Notice of Annual Meeting of Stockholders.

            Any proxy given pursuant to this solicitation may be revoked by the person giving the proxy at any time prior to its exercise by written notice to the Secretary of the Company of such revocation, by a later-dated proxy received by the Company, or by attending the meeting and voting in person. The mailing address of the Company's principal executive offices is 4724 S.W. Macadam Avenue, Portland, Oregon 97239.

            The solicitation of proxies will be made primarily by mail, but proxies may also be solicited personally or by telephone or facsimile by directors and officers of the Company without additional compensation for such services. Brokers and other persons holding shares in their names, or in the names of nominees, will be reimbursed for their reasonable expenses in forwarding soliciting materials to their principals and in obtaining authorization for the execution of proxies. All costs of solicitation of proxies will be borne by the Company.

                          OUTSTANDING VOTING SECURITIES

            The close of business on March 25, 2005, has been fixed as the record date for the determination of stockholders entitled to notice of and to vote at the annual meeting. On the record date, the Company had outstanding 5,810,254 shares of Common Stock, $.01 par value ("Common Stock"), each share of which is entitled to one vote at the meeting. Common Stock is the only outstanding voting security of the Company. The presence, in person or by proxy, of stockholders entitled to cast a majority of all votes entitled to be cast at the meeting is required to constitute a quorum.

                         ITEM 1 - ELECTION OF DIRECTORS

            The directors of the Company are elected at the annual meeting of stockholders in May to serve until the next annual meeting and until their successors are elected and qualified. The Company's Bylaws authorize the Board to set the number of positions on the Board within a range of three and nine; the Board has presently established the number of positions at six. Vacancies on the Board, including vacancies resulting from an increase in the number of positions, may be filled by the Board for a term ending with the next annual meeting of stockholders.

            All of the nominees for election as directors are members of the present Board. Mr. Justesen was appointed to the Board effective December 15, 2004, to fill the vacancy created by the resignation of Fores J. Beaudry effective June 21, 2004. Mr. Justesen was recommended to the Board's Nominating Committee as a potential candidate for election as a director by the Company's chief executive officer. He was then evaluated by the Nominating Committee, which recommended to the Board that he be appointed as a director.

            A nominee will be elected if the nominee receives a plurality of the votes cast by the shares entitled to vote in the election, provided that a quorum is present at the meeting. A duly executed proxy will be voted FOR the election of the nominees named below, unless authority to vote for a director is withheld or a proxy of a broker or other nominee is expressly not voted on this item. If for some unforeseen reason a nominee should become unavailable for election, the number of directors constituting the Board may be reduced prior to the annual meeting or the proxy may be voted for the election of such substitute nominee as may be designated by the Board.

            The following table sets forth information with respect to each person nominated for election as a director, including their ages as of February 28, 2005, business experience during the past five years, and directorships in other corporations.

                                                                        Director
Name                  Principal Occupation(1)                      Age   Since
----                  -----------------------                      ---    -----
Thomas J. Carley      Private investor                              46    2000

James B. Hicks, Ph.D. Co-founder, director, and Chief Technology    58    2001
                      Officer of Virogenomics, Inc., a
                      biotechnology company

Jon L. Justesen       Co-owner and Chief Executive Officer of       53    2004
                      Justesen Ranches located in eastern Oregon

Anthony Meeker        Retired Managing Director of Victory Capital  65    1993
                      Management, Inc., Cleveland, Ohio, an
                      investment management firm

Nancy B. Sherertz     Private investor                              55    1998

William W. Sherertz   President and Chief Executive Officer of the  59    1980
                      Company

-------

(1) During the past five years, the principal occupation and other business experience of each nominee has been as follows:

      (a) Mr. Carley was President and Chief Financial Officer of Jensen Securities, a securities and investment banking firm in Portland, Oregon, for eight years until February 1998, when the company was sold to D.A. Davidson & Co. Thereafter, he was a research analyst covering technology companies and financial institutions at D.A. Davidson & Co. until December 1999.

      (b) Dr. Hicks is a co-founder of Virogenomics, Inc., a biotechnology company, located in the Portland metropolitan area, where he has been Chief Technology Officer since 2001 and a director since 1997. He has also been a director of AVI BioPharma, Inc., since 1997. He is a partner in HHL Consulting LLC, where he has been providing consulting services to early stage technology companies regarding management and operational issues since 2000. From 1995 to 1999, he was co-founder and technical consultant for Sapient Health Network. He also currently continues to serve as President of Hedral Therapeutics, Inc., a biotechnology company, where he was Chief Executive Officer, Chief Scientist and a director from 1994 to 1998.

      (c) Mr. Justesen has managed Justesen Ranches in eastern Oregon since 1970. He also serves as President of Buck Hollow Ranch, Inc., and is a private investor.

      (d) Mr. Meeker retired in 2003 as a Managing Director of Victory Capital Management, Inc. (formerly known as Key Asset Management, Inc.) where he was employed for ten years. Mr. Meeker is Chairman of the Board of First Federal Savings and Loan Association of McMinnville and a director of Oregon Mutual Insurance Company. From 1987 to 1993, he was Treasurer of the State of Oregon.

      (e) Ms. Sherertz was President and a director of the Company from 1975 to March 1993.

      (f)   Mr. Sherertz also serves as Chairman of the Board of Directors.

Ms. Sherertz and Mr. Sherertz were married to each other until 1994.

                MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

            The Board held four meetings in 2004. During 2004, each director attended at least 75 percent of the total number of the meetings of the Board and the meetings held by each committee of the Board on which he or she served during his or her tenure on such committee or the Board.

            The Company does not have a policy regarding directors' attendance at the Company's annual meeting of stockholders. All Board members, except for Ms. Sherertz and Dr. Hicks, attended last year's annual meeting.

            The Board has determined that Messrs. Carley, Hicks, Justesen, and Meeker are independent directors as defined in Rule 4200(a)(15) of the listing standards applicable to companies quoted on The Nasdaq Stock Market.

Audit and Compliance Committee

            The Audit and Compliance Committee (the "Audit Committee") reviews and pre-approves audit and legally-permitted non-audit services provided by the Company's independent registered public accounting firm (the "independent auditors"), makes decisions concerning the engagement or discharge of the independent auditors, and reviews with management and the independent auditors the results of their audit, the adequacy of internal accounting controls, and the quality of financial reporting. The Audit Committee also develops and oversees the Company's corporate governance principles and the Company's Code of Business Conduct and Code of Ethics for Senior Financial Officers. The Audit Committee held seven meetings in 2004.

            The current members of the Audit Committee are Messrs. Carley (chair), Hicks, and Meeker. Mr. Beaudry served on the Audit Committee until his resignation from the Board effective June 21, 2004. The Board has determined that Thomas J. Carley is qualified to be an "audit committee financial expert" as defined by the Securities and Exchange Commission ("SEC") under the Securities Exchange Act of 1934 (the "Exchange Act"). The Board has also determined that each member of the Audit Committee, including Mr. Carley, meets the financial literacy and independence requirements for audit committee membership specified in applicable rules of the SEC under the Exchange Act and in listing standards applicable to companies quoted on The Nasdaq Stock Market. The Audit Committee's activities are governed by a written charter, which was amended and restated by the Board as of March 19, 2004. A copy of the amended and restated charter is available on the Company's website at www.barrettbusiness.com.

Compensation Committee

            The Compensation Committee reviews the compensation of executive officers of the Company and makes recommendations to the Board regarding salary levels and other forms of compensation to be paid to executive officers, including decisions as to grants of options and other stock-based awards. The current members of the Compensation Committee are Messrs. Meeker (chair) and Hicks. Ms. Sherertz served on the Compensation Committee until her resignation from the committee effective March 18, 2005, but she did not participate in the Compensation Committee's deliberations regarding stock options. The Compensation Committee held three meetings in 2004.

Compensation Committee Interlocks and Insider Participation

            Messrs. Meeker and Hicks and Ms. Sherertz comprised the Compensation Committee throughout 2004. Ms. Sherertz was President of the Company from 1975 to March 1993.

Nominating Committee

            The Nominating Committee evaluates and recommends candidates for nomination by the Board in director elections and otherwise assists the Board in determining and evaluating the composition of the Board and its committees. The Nominating Committee also assists in identifying candidates for appointment as officers of the Corporation. The current members of the Nominating Committee are Messrs. Carley, Hicks (chair), and Meeker. The Nominating Committee held one meeting in 2004.

            The Board has determined that each current member of the Nominating Committee is an independent director as defined in Rule 4200(a)(15) of the listing standards applicable to companies quoted on The Nasdaq Stock Market. The Nominating Committee is governed by a written charter, which is available on the Company's website at www.barrettbusiness.com.

            The  Nominating  Committee  does  not  have  any  specific,  minimum
qualifications  for  director  candidates.   In  evaluating  potential  director
nominees, the Nominating Committee will consider:

            * The candidate's ability to commit sufficient time to the position;

            * Professional and educational background that is relevant to the financial, regulatory, and business environment in which the Company operates;

            *     Demonstration of ethical behavior;

            * Whether the candidate contributes to the goal of bringing diverse perspectives, business experience, and expertise to the Company's Board; and

            * The need to satisfy independence and financial expertise requirements relating to Board composition.

            The Nominating Committee relies on its periodic evaluations of the Board in determining whether to recommend nomination of current directors for re-election. In the event the Nominating Committee is required to identify new director candidates, because of a vacancy or a decision to expand the Board, the Nominating Committee will poll current directors for suggested candidates. The Nominating Committee has not hired a third-party search firm to date, but has the authority to do so if it deems such action to be appropriate.

            Once potential candidates are identified, the Nominating Committee will conduct interviews with the candidates and perform such investigations into the candidates' background as the Nominating Committee determines appropriate.

            The Nominating Committee will consider director candidates suggested by stockholders for nomination by the Board. Stockholders wishing to suggest a candidate to the Nominating Committee should do so by sending the candidate's name, biographical information, and qualifications to: Nominating Committee Chair c/o Michael D. Mulholland, Secretary, Barrett Business Services, Inc., 4724 S.W. Macadam Avenue, Portland, Oregon 97239.

Candidates suggested by stockholders will be evaluated by the same criteria and process as candidates from other sources.

                                 CODE OF ETHICS

            The Company has adopted a Code of Ethics for Senior Financial Officers ("Code of Ethics"), which is applicable to the Company's Chief
Executive Officer, principal financial officer, and principal accounting officer. The Code of Ethics focuses on honest and ethical conduct, the adequacy of disclosure in financial reports of the Company, and compliance with applicable laws and regulations. The Code of Ethics is included as part of the Company's Code of Business Conduct, which is generally applicable to all of the Company's directors, officers, and employees. The Code of Business Conduct and Code of Ethics for Senior Financial Officers is available on the Company's website at www.barrettbusiness.com.

                    STOCK OWNERSHIP BY PRINCIPAL STOCKHOLDERS
                                 AND MANAGEMENT

Beneficial Ownership Table

            The following table gives information regarding the beneficial ownership of Common Stock as of March 25, 2005, by each director and nominee for director and certain named executive officers and by all directors and executive officers of the Company as a group. In addition, it gives information about each person or group known to the Company to own beneficially more than 5% of the outstanding shares of Common Stock. Information as to beneficial stock ownership is based on data furnished by the stockholder. Unless otherwise indicated, all shares listed as beneficially owned are held with sole voting and dispositive powers.

                                                 Amount and Nature    Percent
                                                   of Beneficial         of
Name of Beneficial Owner                            Ownership(2)       Class
------------------------                            ------------       -----
Heartland Advisors, Inc.(1)......................    689,840(3)        11.9%
Thomas J. Carley.................................     25,675              *
James B. Hicks, Ph.D.............................      6,375              *
Jon L. Justesen..................................     11,100              *
Anthony Meeker...................................      9,325              *
Michael D. Mulholland............................      2,563              *
Nancy B. Sherertz(1).............................  1,149,895(4)        19.8%
William W. Sherertz(1)...........................  1,904,139(5)        32.3%
Gregory R. Vaughn ...............................     36,665              *
All directors and executive officers as a group
(9 persons)......................................  3,156,737           53.0%

--------
 * Less than 1% of the outstanding shares of Common Stock.

(1) The addresses of persons owning beneficially more than 5% of the outstanding Common Stock are as follows: Heartland Advisors, Inc., 789 North Water Street, Milwaukee,

      Wisconsin 53202; Nancy B. Sherertz, 4724 S.W. Macadam Avenue, Portland, Oregon 97239; and William W. Sherertz, 4724 S.W. Macadam Avenue, Portland, Oregon 97239.

(2) Includes options to purchase Common Stock which are presently exercisable or will become exercisable by May 24, 2005 as follows: Mr. Carley, 2,875 shares; Dr. Hicks, 1,375 shares; Mr. Meeker, 7,875 shares; Mr. Mulholland, 2,063 shares; Ms. Sherertz, 5,875 shares; Mr. Sherertz, 85,134 shares; Mr. Vaughn, 35,665 shares; and all directors and executive officers as a group, 140,862 shares.

(3) Heartland Advisors, Inc., a registered investment advisor, and its President and principal shareholder, William J. Nasgovitz, filed an amendment to Schedule 13G on January 14, 2005, reporting shared voting power as to 660,940 shares and shared dispositive power as to 689,840 shares (including the 660,940 shares).

(4) Ms. Sherertz disclaims beneficial ownership of an additional 3,310 shares held by her minor children.

(5)   Includes  9,167  shares  held by his wife and  31,300  shares  held by Mr.
      Sherertz for his minor children, as to which he shares voting and dispositive powers.

Section 16(a) Beneficial Ownership Reporting Compliance

            Section 16 of the Exchange Act ("Section 16") requires that reports of beneficial ownership of Common Stock and changes in such ownership be filed with the SEC by Section 16 "reporting persons," including directors, executive officers, and certain holders of more than 10% of the outstanding Common Stock. To the Company's knowledge, all Section 16 reporting requirements applicable to known reporting persons were complied with for transactions and stock holdings during 2004, except as follows: James B. Hicks, director, one late filing reporting one purchase; Nancy B. Sherertz, director and 10 percent owner, two late filings reporting a total of three sales; William W. Sherertz, director, officer and 10 percent owner, one late filing reporting one option grant; and Michael D. Mulholland and Gregory R. Vaughn, officers, each with one late filing reporting one option grant.


           SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

            As of the date of this proxy statement, the Audit Committee had not yet selected an independent registered public accounting firm to examine the financial statements of the Company for the fiscal year ending December 31, 2005. The Audit Committee and management are evaluating available alternatives, including its current independent registered public accounting firm, PricewaterhouseCoopers LLP.

            PricewaterhouseCoopers LLP were the Company's independent registered public accounting firm for the year ended December 31, 2004. The Company expects representatives of PricewaterhouseCoopers LLP to be present at the 2005 annual meeting of stockholders and to be available to respond to appropriate questions. They will have the opportunity to make a statement at the annual meeting if they desire to do so.

                             MATTERS RELATING TO OUR
                  INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Fees Paid to Principal Independent Registered Public Accounting Firm

            The following fees were billed by PricewaterhouseCoopers LLP for professional services rendered to the Company in fiscal 2003 and 2004:

                                    2003                   2004
                                    ----                   ----
           Audit Fees(1)         $163,500(4)            $179,500
           Audit Related               --                     --
           Fees(2)
           Tax Fees(3)             54,000                 67,000
           All Other Fees              --                     --

-------------

(1) Consists of fees for professional services rendered for the audit of the Company's annual financial statements for fiscal 2003 and 2004 and for review of financial statements included in quarterly reports on Form 10-Q for those years.

(2) Refers to assurance and related services that are reasonably related to the audit or review of a company's financial statements and that are not included in audit fees.

(3) Consists of services rendered in connection with income tax consulting and income tax return preparation.

(4) Actual audit fees paid for 2003 were $25,500 higher than the $138,000 estimated for that period and reported in the Company's proxy statement for its 2004 annual meeting.

Pre-Approval Policy

            The Company has adopted a policy requiring pre-approval by the Audit Committee of all fees and services of the Company's independent registered public accounting firm (the "independent auditors"), including all audit, audit-related, tax, and other legally-permitted services. Under the policy, a detailed description of each proposed service is submitted to the Audit Committee jointly by the independent auditors and the Company's Chief Financial Officer, together with a statement from the independent auditors that such services are consistent with the SEC's rules on auditor independence. The policy permits the Audit Committee to pre-approve lists of audit, audit-related, tax, and other legally-permitted services. The maximum term of any preapproval is 12 months. Additional pre-approval is required for services not included in the pre-approved categories and for services exceeding pre-approved fee levels. The policy allows the Audit Committee to delegate its pre-approval authority to one or more of its members provided that a full report of any pre-approval decision is provided to the full Audit Committee at its next scheduled meeting. All audit and permissible non-audit services provided by PricewaterhouseCoopers LLP in 2004 were pre-approved by the Audit Committee.

                             AUDIT COMMITTEE REPORT

            In discharging its responsibilities, the Audit Committee and its individual members have met with management and with the Company's independent registered public accounting firm (the "independent auditors"), PricewaterhouseCoopers LLP, to review their audit process and the Company's accounting functions. The Committee discussed and reviewed with the Company's independent auditors all matters that the independent auditors were required to communicate and discuss with the Committee under applicable auditing standards, including those described in Statement on Auditing Standards No. 61, as amended, regarding communications with audit committees. Committee members also discussed and reviewed the results of the independent auditors' examination of the financial statements, the quality and adequacy of the Company's internal controls, and issues relating to the independent auditors' independence. The Committee has obtained a formal written statement relating to independence consistent with Independence Standards Board Standard No. 1, "Independence Discussions with Audit Committees," and discussed with the independent auditors any relationships that may affect their objectivity and independence.

            Based on its review and discussions with management and the Company's independent auditors, the Audit Committee recommended to the Board that the audited financial statements for the fiscal year ended December 31, 2004, be included in the Company's Annual Report on Form 10-K for filing with the SEC.

                                          AUDIT COMMITTEE

                                          Thomas J. Carley, Chair
                                          James B. Hicks, Ph.D.
                                          Anthony Meeker

                             EXECUTIVE COMPENSATION

Summary Compensation Table

            The following table sets forth compensation for the years indicated to the Company's chief executive officer and the Company's other executive officers.


                           SUMMARY COMPENSATION TABLE
                                                                         Long-Term
                                                                        Compensation
                                           Annual Compensation             Awards
                                     ------------------------------    ------------

                                                          Other          Securities
                                                          Annual         Underlying    All Other
    Name and Principal               Salary     Bonus  Compensation        Options    Compensation
    Position                 Year      ($)        ($)     ($)(1)             (#)          ($)
    -----------------------  ----    ------     -----   -----------    -------------  ------------

    William W. Sherertz      2004  $241,667     $59,236   $151,567         18,440           --
    President and            2003   200,000      14,752     50,684         63,024           --
    Chief Executive Officer  2002   200,000          --     50,625        161,719      $56,461(2)

    Michael D. Mulholland    2004  $197,500     $48,410         --          8,048           --
    Vice President-Finance   2003   185,000      13,646         --         15,000           --
    And Secretary; Chief     2002   185,000          --         --         80,000           --
    Financial Officer

    Gregory R. Vaughn        2004  $165,000     $40,444         --          5,027           --
    Vice President           2003   150,000      11,064         --         15,000           --
    ------------             2002   150,000          --         --         45,000           --


 (1) Amounts shown for Mr. Sherertz include $77,120, $21,663, and $21,630 for 2004, 2003, and 2002, respectively, for reimbursement of the payment of life insurance premiums and $62,447, $17,021, and $16,995, respectively, for reimbursement of Mr. Sherertz's personal income tax obligations with respect to the foregoing amounts. For 2003 and 2002, these amounts have been reclassified from their previous classification as annual bonus. Amounts for Mr. Sherertz also include an annual car allowance of $12,000.

(2) Represents the actual dollar amount of insurance premiums paid by the Company in 2002 as part of a split-dollar life insurance plan provided to Mr. Sherertz. Mr. Sherertz's living trust is obligated to repay to the Company all of the premiums that the Company has paid for this insurance policy from the death benefits collected on the policy or, if earlier, within 60 days after (x) termination of Mr. Sherertz's employment by the Company, other than by reason of death, or (y) the bankruptcy or dissolution of the Company. Mr. Sherertz's split dollar life insurance arrangement with the Company was terminated in 2003 following enactment of the Sarbanes-Oxley Act of 2002.

Stock Option Data for Executive Officers

            The following table provides information as to options to purchase Common Stock granted under the Company's 2003 Stock Incentive Plan to the named executive officers during 2004.

                        OPTION GRANTS IN LAST FISCAL YEAR
                                INDIVIDUAL GRANTS

                  Number of    % of Total
                  Securities    Options
                  Underlying   Granted to
                   Options     Employees   Exercise                 Grant Date
                  Granted(1)   in Fiscal   Price      Expiration      Present
Name                 (#)          Year     ($/Share)     Date       Value ($)(2)
----              ---------    ----------  ---------  ----------     -----------

William W.           18,440      47.2%     $ 13.91     3/04/2014    $137,194
Sherertz

Michael D.            8,048      20.6        13.91     3/04/2014      59,877
Mulholland

Gregory R.            5,027      12.9        13.91     3/04/2014      37,401
Vaughn

------------

(1) Options generally become exercisable cumulatively in four equal annual installments beginning one year after the date of grant; provided that the option will become exercisable in full upon the officer's death, disability or retirement, or in the event of a change in control of the Company. A change in control is defined in the option agreements to include (i) any occurrence which would be required to be reported as such by the proxy disclosure rules of the SEC, (ii) the acquisition by a person or group (other than the Company or one of its employee benefit plans) of 30% or more of the combined voting power of its voting securities, (iii) with certain exceptions, the existing directors' ceasing to constitute a majority of the Board, (iv) certain transactions involving the merger, sale, or transfer of a majority of the assets of the Company, or (v) approval by the stockholders of a plan of liquidation or dissolution of the Company. The options include a feature which entitles an optionee who tenders previously-acquired shares of Common Stock to pay all or part of the exercise price of the option, to be granted a replacement option (a "reload option") to purchase a number of shares equal to the number of shares tendered with an exercise price equal to the fair market value of the Common Stock on the date of grant. No SARs were granted by the Company during 2004.

(2) The values shown have been calculated based on the Black-Scholes option pricing model and do not reflect the effect of restrictions on transferability or vesting. The values were calculated based on the following assumptions: (i) expectations regarding volatility of

      61% were based on monthly stock price data for the Company; (ii) the risk-free rate of return (3.63%) was assumed to be the Treasury Bond rate whose maturity corresponds to the expected term (5.0 years) of the option granted; and (iii) no dividends on the Common Stock will be paid during the option term. The values which may ultimately be realized will depend on the market value of the Common Stock during the periods during which the options are exercisable, which may vary significantly from the assumptions underlying the Black-Scholes model.

            Information concerning exercises of stock options during 2004 and the value of unexercised options held by the named executive officers at December 31, 2004, is summarized in the table below.


                              AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                                  AND FISCAL YEAR-END OPTION VALUES(1)

                                                 Number of Securities           Value of Unexercised
                  Shares                        Underlying Unexercised         In-the-Money Options at
                Acquired on     Value       Options at Fiscal Year-End (#)        Fiscal Year-End(2)
     Name       Exercise (#)  Realized ($)    (Exercisable/Unexercisable)     (Exercisable/Unexercisable)
     ----       ------------  ------------  ------------------------------    ---------------------------
William W.           --          --            68,024 / 158,440                 $576,475 / $1,477,675
Sherertz

Michael D.       23,000    $247,675            24,327 /  62,824                  262,783 /    590,248
Mulholland

Gregory R.           --          --            32,369 /  40,817                  346,333 /    385,748
Vaughn
-----------------


(1)   The named executive officers did not hold any SARs at December 31, 2004.

(2) The values shown have been calculated based on the last reported sale price, $13.82, of the Common Stock reported on the National Market tier of The Nasdaq Stock Market on December 31, 2004, and the per share exercise price of unexercised in-the-money options.

Additional Equity Compensation Plan Information

            The following table summarizes information regarding shares of the Company's Common Stock that may be issued upon exercise of options, warrants, and rights under the Company's existing equity compensation plans and arrangements as of December 31, 2004. The only plan or arrangement under which equity compensation could be awarded at December 31, 2004, was the Company's 2003 Stock Incentive Plan, including a related plan for California residents, which was approved by stockholders in May 2003. Prior to 2003, grants of stock options were made under the Company's 1993 Stock Incentive Plan, which had been approved by stockholders. The information includes the number of shares covered by, and the weighted average exercise price of, outstanding options, warrants, and other rights under both plans, and the number of shares remaining available for future grants excluding the shares to be issued upon exercise of outstanding options.



                       A. Number of                              C. Number of securities
                     securities to be       B. Weighted-          remaining available for
                   issued upon exercise    average exercise     future issuance under equity
                      of outstanding     price of outstanding        compensation plans
                    options, warrants,    options, warrants,       (excluding securities
   Plan Category       and  rights           and rights            reflected in  column A)
   -------------       -----------           ----------            -----------------------

Equity compensation
plans approved by
stockholders              578,069              $4.48                        218,070

Equity compensation
plans or arrangements
not approved by
stockholders                    0                N/A                              0
                          -------              -----                        -------
      Total               578,069              $4.48                        218,070
                          =======              =====                        =======


Directors' Compensation

            Beginning May 1, 2004, directors (other than directors who are full-time employees of the Company, who do not receive directors' fees) are entitled to receive an annual retainer of $12,000 payable in cash in monthly installments of $1,000.

            On May 12, 2004, each then non-employee director received an option for 2,500 shares of Common Stock at an exercise price of $13.23 per share, the fair market value on the date of grant. Under the terms of the Company's 2003 Stock Incentive Plan, each non-employee director who is elected or re-elected as a director at the annual meeting of stockholders is automatically granted an option for 1,000 shares of Common Stock on the meeting date at an exercise price equal to the fair market value of the Common Stock on that date. Beginning in May 2004, the Board approved the grant of options for an additional 1,500 shares concurrent with the automatic annual grant.

            Payment of the exercise price of options granted to non-employee directors may be in cash or in previously-acquired shares of Common Stock. Each option includes a reload option feature to the extent that previously-acquired shares are used to pay the exercise price. Non-employee director options (other than reload options) become exercisable in four equal annual installments beginning one year after the date of grant. Reload options become exercisable six months following the date of grant. All options granted to a non-employee director will be exercisable in full upon the director's death, disability, or retirement, or in the event of a change in control of the Company. The option term will expire three months following the date upon which the holder ceases to be a director other than by reason of death, disability, or retirement; in the event of death or disability, the option will expire one year thereafter; in the event of retirement, the option will expire five years thereafter.

Employment Agreement

            Effective January 26, 1999, the Company entered into an employment agreement with Michael D. Mulholland, Vice President-Finance and Secretary of the Company. The agreement provides for a term of not less than two years as of each anniversary date of the agreement and is subject to automatic extension for an additional year annually unless either party notifies the other of an election to terminate the agreement by December 27 of the prior year. In the event of a change in control of the Company, the agreement will be renewed automatically for a two-year period beginning with the day immediately preceding the change in control. The employment agreement provides for an annual salary of not less than $155,000, subject to annual review by the Board, together with other compensation and benefits provided for in the Company's compensation policy for executive officers adopted in 1995.

            Pursuant to the employment agreement, if Mr. Mulholland's employment is terminated by the Company following a change in control of the Company other than by reason of death or disability or for cause, or by Mr. Mulholland within 90 days following a change in duties related to a change in control of the Company, he will be entitled to receive a lump sum payment of an amount equal to two times his then-current annual base salary, subject to reduction to the extent that such amount would be subject to the excise tax imposed on benefits that constitute excess parachute payments under Section 280G of the Internal Revenue Code of 1986, as amended.

            A change in control of the Company for purposes of the employment agreement is defined as summarized in the notes to the first table under "Stock Option Data for Executive Officers" above, except for a business combination transaction in which the Company becomes a privately-held company and William W. Sherertz continues as President and Chief Executive Officer. A change in duties includes a significant change in the nature or scope of Mr. Mulholland's position, responsibilities, authorities or duties, a significant diminution in his eligibility to participate in compensation plans or benefits, a change in the location of his employment by more than 30 miles, or a significant violation of the Company's obligations under the agreement.

                      REPORT OF THE COMPENSATION COMMITTEE
                            ON EXECUTIVE COMPENSATION

            The Compensation Committee's goal in recommending levels of executive compensation is to serve the interests of the Company's stockholders by enabling the Company to attract, motivate, and retain the caliber of management expertise necessary for successful implementation of the Company's strategic goals.

            Towards this goal, the Compensation Committee has adopted a philosophy that combines goal-driven annual cash compensation packages with equity incentives designed to build stock ownership among key employees. These two key principles serve to align executives effectively with stockholder interests by focusing management on financial goals necessary to enhance stockholder value, as well as long-term growth, by strongly encouraging significant ownership in the Company's stock.

            Salaries. Base salaries for the Company's executive officers are initially determined by evaluating the responsibilities of the position and the experience of the individual, and by reference to the competitive marketplace for management talent. Annual salary adjustments are determined by evaluating the competitive marketplace, the performance of the Company, the performance of the executive, particularly with respect to the individual's specific contribution to the Company's success, and any increased responsibilities assumed by the executive. In light of these factors, the Compensation Committee determined to increase the annual salary levels of the Company's executive officers as follows: Mr. Sherertz, a 25% increase to $250,000 effective March 1, 2004; Mr. Mulholland, an 8.1% increase to $200,000 effective March 1, 2004; and Mr. Vaughn, a 10% increase to $165,000 effective January 1, 2004.

            Annual Cash Incentive Bonuses. The Compensation Committee has implemented a policy of providing annual cash incentive bonuses to the executive officers of the Company. It is the Compensation Committee's belief that the stewardship provided by the executive officers is best measured by the Company's return on equity. Accordingly, target amounts for annual awards of cash incentive bonuses for 2004 were based upon a formula with reference to the Company's return on stockholders' equity for the year ended December 31, 2004, and each executive's total salary for the year. Based on the Company's return on equity of 24.51% for 2004, each executive officer, including the chief executive officer, was awarded an annual cash incentive bonus in an amount equal to 24.51% of his actual salary paid in 2004.

            Long-Term Incentive Compensation. The Company strives to align executive officer financial interests with long-term stockholder value through stock option grants. See "Option Grants in Last Fiscal Year" above for details of options granted to the named executive officers in 2004.

                                      COMPENSATION COMMITTEE

                                      Anthony Meeker, Chair
                                      James B. Hicks, Ph.D.
                                      Nancy B. Sherertz (through March 18, 2005)

                             STOCK PERFORMANCE GRAPH

            The graph on the following page shows the cumulative total return at the dates indicated for the period from December 31, 1999, until December 31, 2004, for the Common Stock, the Standard & Poor's 500 Stock Index (the "S&P 500"), and a group of the Company's current peers in the staffing industry (the "2005 Peer Group"). The 2005 Peer Group is comprised of the same eight companies included in the peer group used to prepare the performance graph set forth in the company's proxy statement for its annual meeting in May 2004.

            The stock performance graph has been prepared assuming that $100 was invested on December 31, 1999, in the Common Stock, the S&P 500, and the 2005 Peer Group, and that dividends are reinvested. In accordance with the SEC's proxy rules, the stockholder return for each company in the 2005 Peer Group indices has been weighted on the basis of market capitalization as of the beginning of each annual period shown. The stock price performance reflected in the graph may not be indicative of future price performance.

                Comparison of Five-Year Cumulative Total Returns
                             Performance Graph for
                        Barrett Business Services, Inc.

              Produced on 03/24/2005 including data to 12/31/2004

                                [GRAPHIC OMITTED]


--------------------------------------------------------------------------------
                                     Legend

CRSP Total Returns Index for:                12/1999  12/2000  12/2001  12/2002  12/2003  12/2004
-----------------------------                -------  -------  -------  -------  -------  -------

Barrett Business Services, Inc.               100.00     53.8     55.8     49.7    195.9    208.6
S&P 500 Stocks                                100.00     91.2     80.4     62.6     80.6     89.5
Self-Determined Peer Group                    100.00    126.9    124.7     93.9    139.5    151.8


Companies in the Self-Determined Peer Group
   ADMINISTAFF INC                              C D I CORP
   GEVITY H R INC                               KELLY SERVICES INC
   MANPOWER INC WIS                             REMEDYTEMP INC
   ROBERT HALF INTERNATIONAL INC                WESTAFF INC



Notes:
   A. The lines represent monthly index levels derived from compounded daily returns that include all dividends.
   B. The indexes are reweighted daily, using the market capitalization on the previous day.
   C. If the monthly interval, based on the fiscal year-end, is not a trading day, the preceding trading day is used.
   D.  The index level for all series was set to $100.0 on 12/31/1999.
--------------------------------------------------------------------------------

       Prepared by CRSP (www.crsp.uchicago.edu), Center for Research in Security Price, Graduate School of Business, The University of Chicago. Used with
       permission. All rights reserved.                        (c)Copyright 2005

                          TRANSACTIONS WITH MANAGEMENT

            In December 2001, pursuant to the approval of all disinterested outside directors, the Company agreed to loan Mr. Sherertz up to $60,000 between December 2001 and June 2002 to assist Mr. Sherertz in meeting his debt service obligations on a loan from the Company's principal bank, which was secured by Mr. Sherertz's holdings of Common Stock and provided for quarterly payments of interest only. In the spring of 2002, with the approval of all disinterested outside directors, the Company agreed to extend its financial commitment to lend to Mr. Sherertz amounts equal to an additional two quarterly interest payments in July and September 2002. The Company's note receivable was in the aggregate principal amount of $107,000 bearing interest at the same rate as the rate charged to Mr. Sherertz by the bank (prime less 50 basis points). On August 2, 2004, Mr. Sherertz delivered to the Company 8,095 shares of Common Stock with a total market value of $136,274 in satisfaction of all amounts owing to the Company. In accordance with applicable law, no new loans will be made to Mr. Sherertz under this or any other arrangement.

            Beginning in October 2001, the Company has rented Mr. Sherertz's personal residence in La Quinta, California, for marketing, customer relations, and business meeting purposes. The seasonal rental rates were established by a local real estate broker who handles similar properties in the La Quinta area. The Company made payments to Mr. Sherertz in the aggregate amount of $102,000 in 2004 for rental of the property.


                                  OTHER MATTERS

            Management knows of no matters to be brought before the annual meeting other than the election of directors. However, if any other business properly comes before the meeting, the persons named in the accompanying form of proxy will vote or refrain from voting on the matter in accordance with their judgment pursuant to the discretionary authority given in the proxy.

                    STOCKHOLDER COMMUNICATIONS WITH THE BOARD

            Communications by stockholders to the Board should be submitted by e-mail to bod@bbsihq.com. All directors have access to this e-mail address. Communications to individual directors or committees should be sent to the attention of the intended recipient. The chair of the Audit Committee will be primarily responsible for monitoring e-mails to the Board (or its members or committees) and for forwarding messages as appropriate.

            Stockholder communications sent by regular mail to the attention of the Board of Directors (or to individual directors or committees) will be forwarded as the chair of the Audit Committee deems appropriate. Communications will not be forwarded if they do not appear to be within the scope of the Board's (or such other intended recipient's) responsibilities or are otherwise inappropriate or frivolous.

                STOCKHOLDER PROPOSALS FOR ANNUAL MEETING IN 2005

            Stockholder proposals submitted for inclusion in the proxy materials for the annual meeting of stockholders to be held in 2006 must be received by the Company by December 13, 2005. Any such proposal should comply with the SEC's rules governing stockholder proposals submitted for inclusion in proxy materials. Proposals should be addressed to Michael D. Mulholland, Secretary, Barrett Business Services, Inc., 4724 S.W. Macadam Avenue, Portland, Oregon 97239.

            For any proposal that is not submitted for inclusion in next year's proxy materials, but instead is sought to be presented directly at the 2006 annual meeting of stockholders, management will be able to vote proxies in its discretion if the Company: (1) receives notice of the proposal before the close of business on February 26, 2006, and advises stockholders in the 2006 proxy materials about the nature of the matter and how management intends to vote on such matter; or (2) has not received notice of the proposal by the close of business on February 26, 2006. Notices of intention to present proposals at the 2006 annual meeting should be forwarded to the address listed above.

April 12, 2005                      BARRETT BUSINESS SERVICES, INC.

                                      PROXY
                         BARRETT BUSINESS SERVICES, INC.
                  Annual Meeting of Stockholders--May 12, 2005
           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS



      The undersigned hereby appoints William W. Sherertz and Anthony Meeker as proxies, each with power to act alone and with power of substitution, and hereby authorizes them to represent and to vote, as provided on the reverse side, all the shares of common stock of Barrett Business Services, Inc., which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders to be held on Thursday, May 12, 2005, at 2:00 p.m., or at any adjournment or postponement thereof.

       (Continued and to be marked, dated and signed on the other side)


   Address Change/Comments (Mark the corresponding box on the reverse side)


- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
                             /FOLD AND DETACH HERE/

THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS INDICATED, WILL BE VOTED "FOR" ITEM 1.

                                                        Please Mark Here
                                                        for Address Change or
ITEM 1.  ELECTION OF                 WITHHELD           Comments     |_|
DIRECTORS                    FOR     FOR ALL            PLEASE SEE REVERSE
                                                        SIDE
Nominees:                    |_|       |_|
01  Thomas J. Carley
02  James B. Hicks, Ph.D.
03  Jon L. Justesen
04  Anthony Meeker
05  Nancy B. Sherertz
06  William W. Sherertz

Withheld for the nominees you list below:    I PLAN TO ATTEND THE MEETING    |_|
(Write that nominee's name in the space
provided below.)

-----------------------------------------------

Please mark, sign, date and return the proxy card promptly using the enclosed envelope.

The undersigned acknowledges receipt of the 2005 Notice of Annual Meeting and accompanying Proxy Statement and revokes all prior proxies for said meeting.


______________________________                  Dated:  _________________, 2005
Signature(s)

NOTE: Please sign exactly as your name appears hereon. If shares are registered in more than one name, the signatures of all such persons are required. A corporation should sign in its full corporate name by a duly authorized officer, stating such officer's title. Trustees, guardians, executors, and administrators should sign in their official capacity giving their full title as such. A partnership should sign in the partnership name by an authorized person, stating such person's title and relationship to the partnership.


                            / FOLD AND DETACH HERE /